Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased by $966 thousand, or 52.2%, and $1,832 thousand, or 28.7%, for the three- and nine-month periods ended March 31, 2026, respectively, compared with the same periods last year.
●	Net interest income increased by $1.5 million, or 18.2%, and $4.6 million, or 18.6%, for the three-and nine-month periods ended March 31, 2026, respectively, compared with the same periods last year.
●	Total loans increased by $90.6 million, or an annualized 14.9%, for the nine-month period ended March 31, 2026.
●	Non-performing loans to total loans were 0.06% as of March 31, 2026.
●	Total deposits increased by $73.1 million, or an annualized 9.4%, for the nine-month period ended March 31, 2026.
●	Book value increased by $3.37 per share to $27.62 per share as of March 31, 2026 from $24.25 per share as of June 30, 2025.

Minerva, Ohio — April 20, 2026 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.8 million for the third quarter of fiscal year 2026, an increase of $966 thousand, or 52.2%, from the quarter ended March 31, 2025. Earnings per share for the third quarter of fiscal year 2026 was $0.90, compared with $0.59 for the quarter ended March 31, 2025.

Fiscal year-to-date net income increased by $1.8 million, or 28.7%, to $8.2 million, or $2.61 per share, for the nine months ended March 31, 2026, compared with $6.4 million, or $2.04 per share, for the nine months ended March 31, 2025. The growth in fiscal year-to-date net income was the result of a $4.6 million, or 18.6%, increase in net interest income because of the increase in interest earning assets combined with an increase in the net interest margin. The annualized return on average equity was 13.04% and the annualized return on average assets was 0.91% for the nine-month period ended March 31, 2026.

“The strong loan demand reported in previous quarters continued as the bank booked a record (not including Paycheck Protection Loans from prior years) level of loans and commitments in the third quarter of fiscal year 2026. Through March 31, 2026, total year to date loan originations increased by $122.6 million, or 70.1%, from the nine-month period ending March 31, 2025. The $297.5 million in new commitments and draws on previous commitments resulted in a $90.6 million increase in loan balances from June 30, 2025, which allowed for redeployment of assets and contributed to a higher loan to deposit ratio and lower efficiency ratio. Additionally, undisbursed commitments on residential and commercial construction projects increased by $10.2 million during the third quarter of fiscal year 2026 to $49.1 million. These undisbursed commitments, which are reserved for at the time of origination in the provision for credit losses, are expected to further support loan growth in future quarters. The bank’s low levels of loan delinquency, net charge offs, and non-performing assets all reflect a long period of strong underwriting and credit management. New business in our newest branches has contributed to the $73.1 million increase in deposit balances from the prior year end. As the Federal Reserve Bank has held the Federal Funds rate steady since December 2025, the decline in the bank’s funding costs has slowed. However, certain time deposit maturities continue to be repriced at lower rates. Finally, improvement in debit and credit card interchange, mortgage banking activity, bank owned life insurance income, and interest rate swap fees have all contributed to an 11.2% increase in noninterest income,” said Ralph J. Lober II, President and Chief Executive Officer.

Quarterly Operating Results Overview

Net income was $2.8 million, or $0.90 per share, for the three months ended March 31, 2026, $2.8 million, or $0.87 per share, for the three months ended December 31, 2025, and $1.9 million, or $0.59 per share, for the three months ended March 31, 2025.

Net interest income was $10.1 million for the three-month period ended March 31, 2026, $9.9 million for the three-month period ended December 31, 2025, and $8.5 million for the three-month period ended March 31, 2025. The net interest margin was 3.53% for the quarter ended March 31, 2026, 3.43% for the quarter ended December 31, 2025, and 3.27% for the quarter ended March 31, 2025. The yield on average interest-earning assets was 5.21% for the quarter ended March 31, 2026, compared with 5.11% for the quarter ended December 31, 2025, and 4.93% for the quarter ended March 31, 2025. The cost of funds was 2.25% for the quarter ended March 31, 2026, compared with 2.27% for the quarter ended December 31, 2025, and 2.25% for the quarter ended March 31, 2025. The higher net interest margin is primarily a result of the increase in the yield on interest-earning assets as funds are reinvested at higher current market rates, a change in the balance sheet mix with more funds being invested in loans, and more loan prepayment fee income that was recognized during the three-month period ended March 31, 2026.

The provision for credit losses was $210 thousand for the three-month period ended March 31, 2026, and included a $160 thousand provision for credit losses on loans and a $50 thousand increase to the reserve for unfunded commitments. This compares with a $510 thousand provision for credit losses for the three-month period ended March 31, 2025, which included a $495 thousand provision for credit losses on loans and a $15 thousand increase to the reserve for unfunded commitments. Net charge-offs of $69 thousand were recorded for the three-month period ended March 31, 2026, compared with $292 thousand that were recorded for the three-month period ended March 31, 2025.

Other income increased by $154 thousand, or 12.1%, for the three-month period ended March 31, 2026, compared to the same prior year period primarily due to an increase of $61 thousand, or 10.4%, in debit card interchange income, $23 thousand, or 31.9%, in mortgage banking revenue, and $24 thousand, or 24.7%, in bank owned life insurance income because of the purchase of additional life insurance policies.

Other expenses increased by $785 thousand, or 11.0%, for the three-month period ended March 31, 2026, compared to the same prior year period. The increases were primarily in salaries and benefits and occupancy and software expenses for the three-month period ended March 31, 2026, compared with the same prior year period, because of additions to staff in the lending area and additional investments in software and security monitoring.

Year-to-Date Operating Results Overview

Net income was $8.2 million, or $2.61 per share, for the nine months ended March 31, 2026, compared to $6.4 million, or $2.04 per share, for the same prior year period.

Net interest income increased by $4.6 million, or 18.6%, to $29.5 million for the nine-month period ended March 31, 2026 from $24.9 million for the same prior year period. The net interest margin was 3.45% for the year-to-date period ended March 31, 2026, and 3.07% for the same period ended March 31, 2025. The yield on average interest-earning assets increased to 5.13% for the fiscal year-to-date period ended March 31, 2026, compared with 4.85% for the same prior year period. The cost of funds decreased to 2.27% for the fiscal year-to-date period ended March 31, 2026, from 2.42% for the same prior year period.

The provision for credit losses was $815 thousand for the nine-month period ended March 31, 2026, compared with $667 thousand for the same period last year. The increase in the provision for credit losses was primarily the result of the growth in loans and unfunded construction loan commitments. Net charge-offs of $257 thousand, or an annualized 0.04% of total loans, were recorded for the nine-month period ended March 31, 2026. Net charge-offs of $540 thousand, or an annualized 0.09% of total loans, were recorded for the nine-month period ended March 31, 2025.

Other income increased by $451 thousand, or 11.2%, for the nine-month period ended March 31, 2026, compared to the same prior year period primarily due to $98 thousand of revenue recognized on interest rate swaps, mortgage banking income increasing by $102 thousand, or 38.9%, and debit card interchange income increasing by $123 thousand, or 6.6%.

Other expenses increased by $2.9 million, or 13.8%, for the nine-month period ended March 31, 2026, compared to the same prior year period. Salaries and benefits increased by $1.8 million, or 15.2%, compared with the same prior year period because of additions of staff in the lending area and branch network, and because of annual merit and cost of living adjustments. Occupancy and equipment expenses increased by $464 thousand, or 16.9%, compared with the same prior year period because of increases in software license expense, additional investments in security monitoring software, and increases in occupancy and premise expenses primarily because of the new branch locations.

Balance Sheet and Asset Quality Overview

Total assets were $1.24 billion as of March 31, 2026, an increase of $73.2 million, or an annualized 8.4%, from $1.17 billion as of June 30, 2025. From June 30, 2025 to March 31, 2026, total loans increased by $90.6 million, or an annualized 14.9%, and total deposits increased by $73.1 million, or an annualized 9.4%.

Non-performing loans were $547 thousand as of March 31, 2026, of which $140 thousand is guaranteed by the Small Business Administration. Excluding the guaranteed portion, non-performing loans were $407 thousand, or 0.04% of total loans, as of March 31, 2026, and $699 thousand, or 0.09% of total loans as of June 30, 2025. The allowance for credit losses (ACL) as a percentage of total loans was 0.98% as of March 31, 2026 and 1.04% as of June 30, 2025.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-two full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Mahoning, Stark, and Summit counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at https://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Nine Month Periods Ended
Consolidated Statements of Income	March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
Total interest income	$14,906	$12,908	$44,106	$39,277
Total interest expense	4,840	4,389	14,590	14,396
Net interest income	10,066	8,519	29,516	24,881
Provision for credit losses	210	510	815	667
Other income	1,432	1,278	4,484	4,033
Other expenses	7,947	7,162	23,483	20,631
Income before income taxes	3,341	2,125	9,702	7,616
Income tax expense	524	274	1,496	1,242
Net income	$2,817	$1,851	$8,206	$6,374
Basic and diluted earnings per share	$0.90	$0.59	$2.61	$2.04

Consolidated Statements of Financial Condition	March 31, 2026	June 30, 2025	March 31, 2025
Assets
Cash and cash equivalents	$17,321	$19,908	$34,435
Securities, available-for-sale	258,371	273,875	274,256
Securities, held-to-maturity	4,651	5,167	5,504
Equity securities, at fair value	—	392	381
Other equity securities, at cost	2,230	2,669	2,072
Loans held for sale	1,246	814	242
Total loans	904,057	813,458	767,829
Less: allowance for credit losses	8,868	8,470	8,047
Net loans	895,189	804,988	759,782
Other assets	59,160	57,195	57,097
Total assets	$1,238,168	$1,165,008	$1,133,769
Liabilities and Shareholders’ Equity
Deposits	$1,109,884	$1,036,818	$1,025,509
Other interest-bearing liabilities	28,713	38,062	20,563
Other liabilities	12,717	13,857	14,240
Total liabilities	1,151,314	1,088,737	1,060,312
Shareholders’ equity	86,854	76,271	73,457
Total liabilities and shareholders’ equity	$1,238,168	$1,165,008	$1,133,769

	At or For the Nine Months Ended
Performance Ratios:	March 31, 2026	March 31, 2025
Return on Average Assets (Annualized)	0.91%	0.77%
Return on Average Equity (Annualized)	13.04	11.98
Average Equity to Average Assets	7.00	6.39
Net Interest Margin (Fully Tax Equivalent)	3.45	3.07

Market Data:
Book Value to Common Share	$27.62	$23.45
Dividends Paid per Common Share (FYTD)	$0.63	$0.57
Period End Common Shares	3,144,775	3,131,933

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.04%	0.09%
Non-performing Assets to Total Assets	0.04	0.09
ACL to Total Loans	0.98	1.05